Tidal Trust II 485BPOS

Exhibit 99.(h)(xiv)(i)

Rule 12d1-4

Fund of Funds Investment Agreement

Schedule B

Fidelity Trust	Acquired Funds
Fidelity Commonwealth Trust	All current and future series organized as an exchange-traded fund
Fidelity Covington Trust	All current and future series organized as an exchange-traded fund *excluding Fidelity Disruptors ETF
Fidelity Greenwood Street Trust	All current and future series organized as an exchange-traded fund *excluding Fidelity Municipal Bond Opportunities ETF
Fidelity Merrimack Street Trust	All current and future series organized as an exchange-traded fund
Fidelity Salem Street Trust	Fidelity Short-Term Bond Fund – ETF Share Class
Fidelity School Street Trust	Fidelity Intermediate Municipal Income Fund – ETF Share Class
Fidelity Securities Fund	Fidelity Real Estate Income Fund – ETF Share Class

Updated November 19, 2024

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